SCHEDULE 14A INFORMATION

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River Valley Bancorp

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River Valley Bancorp

430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
(812) 273-4949

Notice of Annual Meeting of Shareholders

To Be Held On April 18, 2007

The Annual Meeting of Shareholders of River Valley Bancorp will be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 18, 2007, at 3:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of one director of River to serve a three-year term expiring in 2010.

2.	Other Business. Other matters that may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment if you are a shareholder of record at the close of business on February 23, 2007.

We urge you to read the enclosed Proxy Statement carefully so that you will have information about the business to come before the meeting, or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

A copy of our Annual Report for the fiscal year ended December 31, 2006, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Matthew P. Forrester, President

Madison, Indiana
March 14, 2007

It is important that you return your proxy promptly. Therefore, whether or not you plan to be present in person at the annual meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

River Valley Bancorp

430 Clifty Drive
P.O. Box 1590
Madison, Indiana 47250-0590
(812) 273-4949

Proxy Statement

for

Annual Meeting of Shareholders

April 18, 2007

The Board of Directors of River Valley Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 3:00 p.m., local time, on April 18, 2007, at 430 Clifty Drive, Madison, Indiana, and at any adjournment of the meeting. River’s principal asset consists of 100% of the issued and outstanding shares of common stock of River Valley Financial Bank. We expect to mail this Proxy Statement to our shareholders on or about March 14, 2007.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of one director to serve a three-year term expiring in 2010; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information
Who is entitled to vote?

Shareholders of record at the close of business on February 23, 2007, the record date, may vote at the Annual Meeting. On the record date, there were 1,614,597 shares of the Common Stock issued and outstanding, and River had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The nominee for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to River and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the nominee for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying River’s Secretary Lonnie D. Collins, 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250-0590 in writing, (2) delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on the director nominee will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information, as of February 23, 2007, about each person known by River to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Class
River Valley Financial Bank, as Trustee 430 Clifty Drive Madison, IN 47250	143,969 (2)	8.9%
Jeffrey L. Gendell 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	140,599 (3)	8.7%
Thomas M. and Mary E. Davee 215 West Main Street Madison, IN 47250	117,800 (4)	7.3%
Wellington Management Company, LLP First Financial Fund, Inc. 75 State Street Boston, MA 02109	90,000 (5)	5.6%

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the Shareholders listed in the chart is based on Schedule 13D and 13G Report(s) they filed with the Securities and Exchange Commission containing information concerning shares held by them. It does not reflect any changes in shareholdings that may have occurred since the date of those filings.

(2)
These shares are held by the Trustee of the River Valley Bancorp Employee Stock Ownership Plan and Trust (the “ESOP”). The Employees participating in the ESOP are entitled to instruct the Trustee on how to vote shares held in their accounts under the ESOP. The ESOP requires the Trustee to vote on unallocated shares held in a suspense account under the ESOP in the same proportion as allocated shares are voted.

(3)
These shares are held by Tontine Financial Partners, L.P., a Delaware limited partnership. Tontine Management, L.L.C. is its general partner and Mr. Gendell is the managing member of the general partner. These persons share voting and investment power with respect to the shares.

(4)	Thomas M. Davee and Mary E. Davee are married and jointly own 116,400 of these shares. They share voting and dispositive power as to such shares.
(5)
Wellington Management Company, LLP and First Financial Fund, Inc. indicated that they may be the beneficial owners of these shares. Wellington Management Company, LLP, according to a Schedule 13G filed with the SEC, is a Massachusetts limited partnership and a registered investment advisor. First Financial Fund, Inc. is one of its clients, with whom Wellington shares investment power. First Financial Fund, Inc., Gateway Center Three, 100 Mulberry Street, 9th Floor, Newark, New Jersey 07102-7503, has sole voting power with respect to these shares.

Proposal I — Election of Directors

The Board of Directors currently consists of six members. The By-Laws provide that the directors are to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually. The nominee for director this year is Charles J. McKay who is a current director of River. If the shareholders elect Mr. McKay at the Annual Meeting, his term will expire in 2010.

Fred W. Koehler is the cousin of John Muessel, the Bank’s Vice President Trust Services. Apart from this relationship, no nominee for director is related to any other director or executive officer of River or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The Board recommends that you vote FOR the nominee.

The following table sets forth certain information on the nominees for the position of director of River and each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of River Common Stock beneficially owned by all directors and executive officers of River as a group.

Name	Expiration of Term as Director	Director of River Since	Common Stock Beneficially Owned as of February 23, 2007 (1)	Percentage of Class
Director Nominee
Charles J. McKay	2010	2000	4,000 (2)	.2%
Directors Continuing in Office
Robert W. Anger	2009	1996	23,344 (3)	1.4%
Matthew P. Forrester	2009	1999	54,394 (4)	3.3%
Michael J. Hensley	2008	1996	20,332 (5)	1.3%
Fred W. Koehler	2008	1996	59,116	3.7%
Lillian Sue Livers, M.S., R.D.	2008	2002	400.02%

All directors and executive officers as a group (16 persons)			302,866 (6)	18.2%

(1)
Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. Based upon information furnished by the director nominee. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(2)	These shares are held jointly by Mr. McKay and his spouse.
(3)	Of these shares, 2,046 are held jointly by Mr. Anger and his spouse and 4,812 are subject to stock options granted under the River Valley Bancorp Option Plan.
(4)
Of these shares, 9,852 are held jointly by Mr. Forrester and his spouse, 1,210 are held in an IRA for his spouse, 192 are held by him as custodian for his minor children, 22,200 are subject to stock options granted under the Option Plan, and 5,430 were held under the ESOP as of December 31, 2005.

(5)	Of these shares, 10,000 are held jointly by Mr. Hensley and his spouse, and 2,000 are held in a trust for Mr. Hensley’s father for which Mr. Hensley serves as trustee.
(6)
Of these shares, 2,950 are held under the River Valley Bancorp Recognition and Retention Plan and Trust, 51,116 are subject to stock options granted under the Option Plan, and 48,399 were allocated to such persons under the ESOP as of December 31, 2005. Excludes 4,200 shares subject to stock options granted under the Option Plan which may not be exercised within 60 days following the record date.

Presented below is information concerning the director nominee and directors continuing in office of River:

Robert W. Anger (age 69) served as the Bank’s Vice President — Lending from August, 1995 until his retirement in January, 1999. Prior to that, Mr. Anger served as the Bank’s President and Chief Executive Officer.

Matthew P. Forrester (age 50) became President and Chief Executive Officer of River and the Bank in October, 1999; he previously had served as Senior Vice President, Treasurer and Chief Financial Officer of Home Loan Bank and Home Loan Bancorp in Fort Wayne, Indiana for more than five years.

Lillian Sue Livers, M.S., R.D. (age 57) has served as Director of The King’s Daughters’ Hospital & Health Service Foundation since 2006, and was Director of Nutrition Services of The King’s Daughters’ Hospital and Health Services between 1971 and 2006.

Michael J. Hensley (age 51) is a partner in the law firm Kemper, Collins & Hensley. Mr. Hensley served as a Compliance Officer, Assistant Trust Officer and the General Counsel to The Madison Bank & Trust Company from 1980 to January, 1989.

Fred W. Koehler (age 66) is retired. He formerly owned and operated Koehler Tire Co., a tire and automotive parts store in Madison, Indiana, and served as the Jefferson County Auditor for eight years. He serves as Chairman of the Board of Directors of River and the Bank.

Charles J. McKay (age 54) is the owner of the accounting firm McKay Accounting Service, which is based in Madison, Indiana.

Corporate Governance

Director Independence. All of the directors, except Matthew P. Forrester, meet the standards for independence of Board members set forth in the Listing Standards for the Nasdaq Stock Exchange. Moreover, all members of River’s Audit Committee, Stock Compensation Committee, Compensation Committee, and Governance and Nominating Committee meet these independence standards. The Board of Directors of River considers the independence of each of the directors under the Listing Standards of the Nasdaq Stock Exchange which for purposes of determining the independence of Audit Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships as well as material transactions or relationships between River or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.

Director Requirements and Nomination Process. River’s By-Laws require directors to have their primary domicile in either Jefferson County, Indiana or Trimble County, Kentucky; to have had a loan or deposit relationship with the Bank for a continuous period of twelve months prior to their nomination to the Board; and, if a non-employee director, to have served as a member of a civic or community organization based in either Jefferson County, Indiana or Trimble County, Kentucky, for at least a continuous period of twelve months during the five years prior to their nomination to the Board.

Meetings of the Board of Directors. During the fiscal year ended December 31, 2006, the Board of Directors of River met or acted by written consent six times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of River held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees. River’s Board of Directors has an Audit Committee, a Stock Compensation Committee, a Compensation Committee, and a Governance and Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit Committee, comprised of all directors except Matthew P. Forrester, recommends the appointment of River’s independent accountants, and meets with them to outline the scope and review the results of that audit. In addition, the Board of Directors has determined that Charles J. McKay is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit Committee met four times during the fiscal year ended December 31, 2006. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on River’s website at rvfbank.com. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

The Stock Compensation Committee administers the Option Plan and the Recognition and Retention Plan. The members of that Committee are all directors except Matthew P. Forrester. The Stock Compensation Committee met one time during the fiscal year ended December 31, 2006. The Compensation Committee establishes compensation for River’s executive officers. Its members include all outside directors. The Compensation Committee met three times in 2006. The Compensation Committee has a separate charter which is posted on River’s website at rvfbank.com.

The Governance and Nominating Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to River’s Board of Directors each year. It met one time during 2006. Its members for this year’s nominations were Fred W. Koehler, Michael J. Hensley, and L. Sue Livers. The Nominating Committee has a separate charter that is available at www.rvfbank.com.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on River's Board of Directors, the Nominating Committee considers issues of diversification, age, skills relevant to River’s business, community involvement, professional and business experience, and ethical conduct. The Nominating Committee also considers the qualification requirements for Directors in River’s By-laws as described above under “Director Requirements and Nomination Process.” The Nominating Committee does not have specific minimum qualifications that must be met by a Nominating Committee-recommended candidate other than those prescribed the By-laws and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on River's Board of Directors by a shareholder. The Nominating Committee has not received any recommendations from any of River's shareholders in connection with the Annual Meeting.

Article III, Section 12 of River’s By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors if they follow the procedures in the By-Laws for submitting nominations. The procedures include, among other requirements, that the shareholder deliver written notice of a proposed nomination to the Secretary of River not less than 120 days prior to the Annual Meeting or, if less than 130 days’ notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in River’s By-Laws if the Annual Meeting is held on that date), the shareholder notice must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made.

Compensation Committee Interlocks and Insider Participation. All of the members of the Stock Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of River or the Bank. None of the members of the Stock Compensation Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Stock Compensation Committee has had any relationship with River requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Communications with Directors. River has adopted a policy for its shareholders to send written communications to River’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at River’s main office. River has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of River’s directors at the time attended the Annual Meeting of Shareholders on April 19, 2006.

Compensation Discussion and Analysis

Overview of Compensation Program. The Bank compensates the executive officers of River. During the fiscal year ended December 31, 2006, River did not pay any cash compensation to any of the executive officers.

Compensation for River’s President and Chief Executive Officer, Treasurer, and the three most highly compensated executive officers whose total compensation (excluding change in pension value and nonqualified deferred compensation earnings) for 2006 exceeded $100,000 (we refer to these five individuals as the “Named Executive Officers”) is determined by the Compensation Committee and the

Stock Compensation Committee of River’s Board of Directors, subject to the approval of the Board of Directors. The Compensation Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All decisions by the Compensation Committee relating to salaries of River’s executive officers are approved by the full Board of Directors of River. In fiscal 2006, there were no modifications to Compensation Committee or Stock Compensation Committee actions and recommendations made by the full Board of Directors.

In determining and approving the salaries of executive officers, the Committee has access to and reviews compensation data for comparable financial institutions in the Midwest. In determining compensation, the Compensation Committee typically reviews information has available through several sources, including Crowe Chizek’s Annual Compensation Survey and/or as available through America’s Community Bankers. The Committee has the authority to retain outside consultants or advisors to assist the Committee. Each year the Compensation Committee engages one or more independent compensation consultants and reviews information provided to it by these consultants in making its decisions. The Compensation Committee engaged Clark Consulting to provide advice on 2006 executive compensation.

In 2006, the Compensation Committee contracted with Clark Consulting for a review of the Bank’s compensation package for senior officers. Subsequent to that review, the Chief Executive Officer made specific salary recommendations of other officers based upon job performance criteria established for the fiscal year and salary standards for representative institutions. Officers’ salaries were categorized according to responsibilities and expressed as a percentage of CEO compensation. The CEO excuses himself from any discussions relative to his own compensation.

Impact of Performance on Compensation. The Stock Compensation Committee and the Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of River’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. As such, the Compensation Committee in consultation with Clark Consulting have reworked incentive programs for the executive officers of the Company beginning in 2007. As approved by the Board of Directors, the executive officers have refined corporate performance goals and expectations. An officer, depending upon position, may be eligible for a bonus of 5% and up to a maximum of 20% of his or her salary based upon criteria defined by overall bank performance and/or individual performance goals. Each officer’s performance goals are expressed as a percentage from 25% to 100% weighting between overall performance of River and individual goals. In the case of the Chief Executive Officer, his bonus is based 100% on the financial goals of the institution. While the Committees believe that compensation levels during fiscal 2006 for executives and for the Chief Executive Officer adequately reflect River’s compensation goals and policies, River’s Compensation Committee recognizes that for future years the goals can be more even effective and commensurate.

Objectives of Compensation Program. The Stock Compensation Committee’s objectives with respect to executive compensation are to:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to River’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and to enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of River’s share increases.

2006 Executive Compensation Components. River’s executive compensation program currently is comprised of the following components:

•	base salary

•	annual incentive bonuses

•	long-term incentives:

o	stock option awards

o	grants of Common Stock subject to vesting

Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance. The annual incentive bonuses are tied to River’s performance in the areas of growth, profit, quality, and productivity as they relate to earnings per share and return on equity for the current fiscal year, and it is expected that stock options will have a direct relation to the long-term enhancement of shareholder value. In years in which the performance goals of River are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations. The Option Plan and the Recognition and Retention Plan provide long-term incentive bonuses in the form of stock options and awards of Common Stock.

In fiscal 2006, no equity awards were made to senior officers. That decision was based upon a number of factors, including the availability of such awards, outstanding awards, and previous utilization of those awards by officers. Typically, RRP awards are based upon recognized performance, and options are used for incentivizing personal contributions to the future value of the corporation. The determination of the size of the awards is a function of current compensation levels, representative awards in similar circumstances, including job functions, and issues of individual expectations and job performance. Under current accounting and tax treatments of option and RRP grants, the expense is calculated based upon the price of the stock on the day of the award multiplied by the number of shares optioned or awarded.

Base Salary. Base salary levels of River’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. Information available through Clark Consulting was used to establish a peer group of 20 publicly traded financial institutions of similar asset size and geography. Those peer institutions included institutions in an asset range of $492.2 million for Peoples Bancorp, in Auburn, Indiana to $256.6 million for Jacksonville Bancorp, Inc in Jacksonville, Illinois as measured by published information as of March 31, 2005. Other Indiana publicly traded institutions in the peer group include St. Joseph Capital Corporation, Ameriana Bancorp, First Capital, Inc., LSB Financial, First Bancorp of Indiana, Inc, and FFW Corporation. Other institutions included in that peer group are West Pointe Bancorp, Inc., Croghan Bancshares, inc., Cortland Bancorp, United Bancorp, Inc., CSB Bancorp, Inc., Middlefield Banc Corp., National Bancshares, Inc., Killbuck Bancshares, Inc., and First Fanklin Corporation, all in the State of Ohio. Also included were Kentucky First Federal Bancorp, and the Illinois institutions of West Pointe Bancorp, Inc. and First Bankers Trustshares, Inc. In determining base salaries, the Stock/Compensation Committee also takes into account individual experience (including current and previous banking experience) and performance as demonstrated in individual performance evaluations.

Mr. Forrester, the President and Chief Executive Officer, received a base salary of $152,019 for 2006. Mr. Forrester received a base salary of $146,873 for 2005. Executive Vice President, Anthony Brandon, received a base salary of $97,000 in 2006, and $95,000 in 2005. Larry C. Fouse, Vice President of Finance, received a base salary of $61,500 in 2006, and $60,500 in 2005.

Annual Incentive Bonuses. Under River’s Annual Incentive Plan, all qualifying employees of River receive a cash bonus for any fiscal year in which River achieves certain goals, as established by the Board of Directors, in the areas of growth, profit, quality and productivity as they relate to earnings per share and return on equity. Individual bonuses are equal to a percentage of the employee’s base salary, which percentage varies with the extent to which River exceeds these goals for the fiscal year. These goals are not specifically communicated to employees in advance.

River believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives may not receive bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

For 2006, a bonus equal to $5,500 was awarded to Mr. Forrester, a bonus of $3,410 was awarded to Mr. Brandon, and a bonus of $500 was awarded to Mr. Fouse.

Stock Options. River’s Option Plan is intended to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in River’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee determines the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to River. For a description of River’s Option Plan, see the detailed description under “Option Plan” below. There were no options granted to executive officers in 2006.

Recognition and Retention Plan. The Recognition and Retention Plan is intended to provide directors and officers with an ownership interest in River in a manner designed to encourage them to continue their service with River. The grants of Common Stock made pursuant to the RRP vest over five years. This gradual vesting of a director’s or officer’s interest in the shares awarded under the RRP is intended to create a long-term incentive for the director or officer to continue his service with River. For a description of the Recognition and Retention Plan, see “Recognition and Retention Plan.” No RRP awards were made in 2006.

Potential Payments Upon Termination or Change in Control. Mr. Forrester and three other officers have entered into employment agreements with the Bank that provide for compensation following the executive’s termination of employment. The employment agreements, as well as certain special termination agreements to which the Named Executive Officers are parties, are described below in more detail under “Employment Agreements.” For a description of other post-termination and change in control payments, see the discussions below under “401(k) Plan,” “Pension Benefits,” and “Employee Stock Ownership Plan and Trust.” Mr. Forrester is also entitled to post-employment benefits under his deferred compensation agreement with the Bank. See “Compensation of Directors.”

Following a review of the CEO’s compensation in 2006, the Compensation Committee recommended that the Bank enter into a salary continuation plan to augment retirement benefits for Matthew P. Forrester due to limitations on the replacement of his normal retirement income. Mr. Forrester serves as the President and Chief Executive officer of River and the Bank. The Compensation Committee approved a salary continuation plan and, on January 25, 2007, the Bank entered into a Salary Continuation Agreement with Mr. Forrester. The agreement provides that if Mr. Forrester retires at age of sixty-five, he will receive an annual benefit in the amount of $50,000 in equal monthly installments for a period of fifteen years. If Mr. Forrester retires after attaining the age of sixty-two but prior to age sixty-five, he will receive in equal monthly installments over a period of fifteen years an amount equal to the liability accrued by the Bank (the “Accrual Balance”) pursuant to the agreement. If Mr. Forrester’s employment is terminated prior to age sixty-two, the Agreement provides that he will receive a lump sum payment of the Accrual Balance as determined at the end of the month prior to the termination. If Mr. Forrester dies before complete distribution of the benefits, the remaining benefit will be distributed to his beneficiary. The agreement also provides for Mr. Forrester to receive a lump sum payment of his Accrual Balance if a disability results in the termination of his employment before age sixty-two, and the same payment he would receive upon normal retirement if his employment is terminated after a change in control of the

Bank (as defined in Internal Revenue Code Section 409A). Any payments made upon a change in control are subject to reduction to avoid adverse tax consequences under §280G of the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreement will be administered by the plan administrator, which will be the Bank’s Board of Directors or a committee or person appointed by the Board. The projected net benefit expense was $1,119 for 2006. The projected net benefit expense is estimated to be $13,866 for 2007.

Also on January 25, 2007, the Bank entered into a Supplemental Life Insurance Agreement with Mr. Forrester. The Supplemental Life Insurance Agreement documents an arrangement the Compensation Committee had approved on October 17, 2006, and pursuant to which the Bank had purchased life insurance policies on the life of Mr. Forrester and will divide the policy death proceeds with the beneficiary he designates. If Mr. Forrester dies while employed by the Bank, his beneficiary will be entitled to fifty percent of the amount by which the total death proceeds exceed the greater of the policy cash surrender value or the aggregate premiums paid by the Bank. Mr. Forrester’s designated beneficiary will not be entitled to any benefit if Mr. Forrester dies after the termination of his employment with the Bank.

On January 25, 2007, the Board of Directors of the Bank approved and adopted the River Valley Financial Split Dollar Insurance Plan. The plan, which was made effective as of January 1, 2007, authorizes the Bank to purchase life insurance policies on the lives of certain Bank employees selected to participate in the Plan and to divide the policy death proceeds with the beneficiary designated by the employee participant. If the participant dies while employed by the Bank, the participant’s beneficiary will be entitled to the lesser of (1) $100,000 or (2) the total death proceeds of the policy minus the greater of (a) the cash surrender value or (b) the aggregate premiums paid by the Bank. A participant’s designated beneficiary will not be entitled to any benefit under the plan if the participant dies after the termination of the participant’s employment with the Bank. The plan provides that it will be administered by the Bank’s Board of Directors, or a committee chosen by the Board. The plan administrator, in its sole discretion, will select the employees who will participate in the Plan. On January 25, 2007, the Bank’s Board of Directors, acting as the plan administrator, selected ten employees to participate in the Plan, including Anthony D. Brandon, Barbara J. Eades, Matthew P. Forrester, Mark A. Goley, Vickie L. Grimes, Deanna J. Liter, John M. Muessel, Gregory T. Siegrist and Loy M. Skirvin, all of whom are executive officers of River.

Section 162(m) of the Internal Revenue Code, in specified circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the Named Executive Officer for 2006 exceeded the threshold for deductibility under section 162(m).

Executive Compensation

Summary Compensation Table for 2006

The following table presents information for compensation awarded to, earned by, or paid to the Named Executive Officers for 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Matthew P. Forrester Chairman, President and Chief Executive Officer	2006	$167,019	$5,500	—	$27,667	$4,650	$204,836
Anthony D. Brandon Executive Vice President	2006	97,000	3,410	12,069	3,000	2,276	117,755
Larry C. Fouse Vice President of Finance	2006	61,500	500	—	11,000	1,845	74,845

(1)	Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan and in the case of Mr. Forrester, director fees whether paid or deferred.
(2)
The Stock Awards column presents the expense that River recognized under Statement of Financial Accounting Standards No. 123 (Revised) for awards granted in 2006 and awards granted prior to 2006 that were required to be expensed but had not been fully expensed prior to 2006. There were no stock options awarded in 2006. Assumptions used in calculating these amounts are included in Note 1 to River’s audited financial statements for 2006 included in River’s Annual Report on Form 10-K for 2006.

(3)
This column includes the increase in actuarial value of the Named Executive Officer’s interest in the Bank’s defined benefit plan, between December 31, 2005 and December 31, 2006. Also, included in this total for Mr. Forrester is $2,667 of above-market interest on deferred director fees for the period December 31, 2006. Interest accrues at the rate of 10% per annum under Mr. Forrester’s deferred compensation agreement and the applicable market rate of interest was 6.91% per year for 2006.

(4)
Includes the Bank’s matching contributions and allocations under its 401(k) Plan. The Named Executive Officers received certain perquisites during 2006, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

Stock Option Plan

On April 29, 1997, the Board of Directors of River approved the River Valley Bancorp Stock Option Plan, which became effective on June 23, 1997, when the shareholders approved the Option Plan. The Stock Compensation Committee, which is composed of non-employee directors, administers the Option Plan.

The Option Plan provides for the grant of incentive and non-qualified options and reserved 238,050 shares of Common Stock for issuance pursuant to option grants. As of the date of this Proxy Statement, options for 61,864 shares of Common Stock remain outstanding under the Option Plan with an average price per share of $8.85, and 40,508 shares of Common Stock are reserved for future issuance under the Option Plan. River’s Board of Directors may terminate the Plan at any time, but termination of the Option Plan may not adversely affect the validity of options previously granted under the Plan. No incentive options may be granted under the Option Plan after June 22, 2007.

The Stock Compensation Committee may grant options under the Option Plan to officers and other key employees of River or its subsidiaries who are materially responsible for the management or operation of the business of River or its subsidiaries and have provided valuable services to River or it subsidiaries. Any individual may be granted more than one option under the Option Plan.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of ten years (in the case of incentive options) or ten years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options will become exercisable at a rate of 20% at the end of each twelve months of service with us after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Option Plan, optionees may deliver a notice to their broker to deliver to River the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of River. Payment of the option price may also be effected by tendering whole shares of River’s Common Stock owned by the Optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

Director Stock Option Plan

On September 19, 2000, the Board of Directors of River approved the River Valley Bancorp Director Stock Option Plan pursuant to which stock options for 14,000 shares were granted to six directors of River and to River’s Secretary. There are currently options for 6,000 shares of River’s Common Stock outstanding under the Director Plan with an average option price of $6.99 per share. The terms of the options expire September 18, 2010. They are all non-qualified stock options. No further options may be granted under this Director Plan. These options may be adjusted for capital changes such as stock splits or stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Director Plan, optionees may deliver a notice to their broker to deliver to River the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of River. Payment of the option price may also be effected by tendering whole shares of River’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her service as a director, the options will terminate during specified periods.

Recognition and Retention Plan

The River Valley Bancorp Recognition and Retention Plan provides our officers and directors an ownership interest in River through grants of Common Stock. Since 1997, the Bank has contributed funds to the Recognition and Retention Plan to enable it to acquire 95,220 shares of Common Stock, 75,390 of which have already been awarded under the Recognition and Retention Plan, and 19,830 of which remain available for future awards.

Awards are nontransferable and nonassignable, and during the lifetime of the recipient can only be earned by and made to him or her. The shares which are subject to an award will vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve months of service with us after the date of grant of the award. Service includes service as a director or director emeritus of River Valley or River. Awards are adjusted for capital changes such as stock dividends and stock splits. However, awards will become 100% vested upon termination of employment or service due to death or disability. If an executive officer's or director’s employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause, or if conduct would have justified termination or removal for cause, shares not already distributed under the Recognition and Retention Plan, whether or not vested, may be forfeited by resolution of the Board of Directors of River.

When shares become vested and may actually be distributed in accordance with the Recognition and Retention Plan, the participants also receive amounts equal to accrued dividends and other earnings or distributions payable with respect to the Common Stock. When shares become vested under the Recognition and Retention Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant is a deductible expense for tax purposes for River. Shares not yet vested under the Recognition and Retention Plan are voted by the Trustee of the Recognition and Retention Plan, taking into account the best interests of the recipients of the Recognition and Retention Plan awards.

401(k) Plan

Our full-time salaried employees who are over 21 years of age with at least one year of service may participate in the River Valley Bank 401(k) Savings Plan. Participants may elect to make monthly contributions up to 6% of their salary, subject to any applicable limits under the Internal Revenue Code. We make a matching contribution of 50% of the employee’s contribution that does not exceed 6% of the employee’s salary for employees hired prior to September 1, 2005, and 100% of the employee’s contribution that does not exceed 6% of the employee’s salary for employees hired on or after September 1, 2005. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions vest after three years of service. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

Employee Stock Ownership Plan And Trust

River established for eligible employees an Employee Stock Ownership Plan effective January 1, 1996. Employees with at least one year of employment with and who have attained age twenty-one are eligible to participate. The Employee Stock Ownership Plan borrowed funds from River and used such funds to purchase 190,440 shares at $10.00 per share at the time the Bank converted to stock form. That loan has been paid in full and all of the shares purchased have been allocated to participants in the Employee Stock Ownership Plan. In 2006, the Company purchased a total of 15,000 shares from dividends on allocated shares and cash contributions. For the fiscal year 2007, the Company has committed to allocate 12,500 shares from the same funding mechanism with shares to be purchased on the open market.

Benefits under the Employee Stock Ownership Plan generally become 100% vested after three years of credited service. Prior to the completion of three years of credited service, a participant who terminates employment for reasons other than death, retirement, or disability will not receive any benefit under the Employee Stock Ownership Plan. Forfeitures are reallocated among remaining participating employees upon the earlier of the forfeiting participant’s death or after the expiration of at least three years from the date on which such participant’s employment was terminated. Benefits are payable in the form of Common Stock or cash upon death, retirement, early retirement, disability or separation from service.

River has established a committee of employees of the Bank to administer the Employee Stock Ownership Plan. The Bank’s Trust Department serves as corporate trustee of the Employee Stock Ownership Plan. The Employee Stock Ownership Plan committee may instruct the trustee regarding investment of funds contributed to the Employee Stock Ownership Plan. The Employee Stock Ownership Plan trustee, subject to its fiduciary duty, must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of participating employees. Under the Employee Stock Ownership Plan, nondirected shares will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act.

Outstanding Equity Awards at December 31, 2006

The following table presents information on stock options and restricted stock held by the Named Executive Officers on December 31, 2006.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew P. Forrester	12,200	—	$6.32	10/12/2009	—	—
	10,000	—	$6.99	09/19/2010
Anthony D. Brandon	—	—	—	—	900 (3)	$16,245
Larry C. Fouse	3,152	—	$7.39	06/23/2007	—	—
	4,000	—	$6.99	09/19/2010	—	—

(1)	The shares represented could not be acquired by the Named Executive Officers as of December 31, 2006.
(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of River’s Common Stock on December 31, 2006, which was $18.05 per share.
(3)	These shares vest at the rate of 300 per year on each of September 20, 2007 and September 20, 2008.

Option Exercises and Stock Vested in 2006

The following table presents information on the exercise by Named Executive Officers of stock options during 2006 and on the vesting of restricted stock held by Named Executive Officers during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Matthew P. Forrester	300	$3,657	—	—
Anthony D. Brandon	800	7,240	660	$12,069
Larry C. Fouse	2,500	27,125	__________ —	—

(1)	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.
(2)	Value is determined by multiplying the number of shares by the closing price of a share on the date of vesting of the awards.

Pension Benefits in 2006

The following table provides information on each plan that provides for payments or other benefits in connection with a Named Executive Officer’s retirement, excluding tax-qualified and nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Matthew P. Forrester	Pentegra Group Pension Plan (1)	20.75	$174,000	—
Anthony D. Brandon	Pentegra Group Pension Plan (1)	5.00	6,000	—
Larry C. Fouse	Pentegra Group Pension Plan (1)	8.42	49,000	—

(1)	The plan is a noncontributory, multi-employer comprehensive pension plan.

(2)
The number of years of credited service are computed as of December 31, 2006, the same pension plan measurement date used for financial statement reporting purposes in the Bank’s Annual Report to Shareholders.

(3)
This information is as of December 31, 2006, the same pension plan measurement date used for financial statement reporting purposes in River’s Annual Shareholder Report, assumes that the Named Executive Officer retires at age 65, the normal retirement age specified in the plan, and is based on compensation currently being paid to the Named Executive Officer. The interest rate assumptions used are the same ones used in making disclosures about this plan in River’s 2006 Annual Shareholder Report.

The Bank provides a Pentegra Group defined benefit pension plan, which is a noncontributory, multi-employer comprehensive pension plan. Our employees participate in the plan once they have completed six months of service, assuming they complete 1,000 hours of service in a calendar year. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee’s average salary (for his highest five consecutive years of salary) times his years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. We recorded expenses totaling $234,015 for the Pension Plan during the fiscal year ended December 31, 2006. Benefits are currently subject to maximum Internal Revenue Code limitations of $175,000 per year.

The Company discontinued new enrollees in the Pension Plan as of September 1, 2005. The Company’s pension plan is based upon the average of the employee’s highest five years base salary as of January 1. The benefit formula is 1.25%. There is a five year cliff vesting. Normal retirement age is 65. However, there is an early retirement provision beginning at age 45 with a 3% discount for each year before the normal retirement age. A lump sum benefit is available on balances earned prior to October 1, 2006.

Nonqualified Deferred Compensation in 2006

The following table presents information on each defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified with respect to the Named Executive Officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Matthew P. Forrester	$12,000	—	$7,241	—	$99,537
Anthony D. Brandon	—	—	—	—	—
Larry C. Fouse	—	—	—	—	—

(1)	These contributions were made on behalf of the Named Executive Officers under the Director Deferred Compensation Plan.

The chief executive officer deferred 100% of his Bank director fees on a pretax basis. The deferred plan called for interest crediting at the rate of 10% per annum. The plan was amended as of January 1, 2007 for interest to be paid at the average of the five year rate of return on equity of the Corporation, not to exceed 10%.

Employment Agreements

The Bank has entered into an employment agreement with Matthew P. Forrester, the Bank’s President and Chief Executive Officer. The agreement is for a three-year term and extends annually for an additional one-year term to maintain its three-year term if the Bank’s Board of Directors determines to so extend it. Under the agreement, Mr. Forrester receives an initial annual salary equal to his current salary, subject to increases approved by the Board of Directors. The agreement also provides, among other things, for Mr. Forrester’s participation in other bonus and fringe benefit plans available to other employees. He may terminate his employment upon ninety days’ prior written notice to the Bank. The Bank may discharge him for just cause at any time or in certain events specified by applicable law or regulations. If the Bank terminates Mr. Forrester’s employment for other than just cause or he is constructively discharged and such termination does not occur within twelve months after a change in control of the Bank or River, the agreement provides for his receipt of a lump-sum or periodic payment of an amount equal to the sum of (A) his base salary through the end of the then-current term, plus (B) his base salary for an additional twelve-month period, plus (C) in his sole discretion and in place of continued participation in his employer’s fringe benefit plans, cash in an amount equal to the cost of obtaining all health, life, disability and other benefits in which he would otherwise be eligible to participate. In the event the Bank terminates Mr. Forrester’s employment for other than just cause or he is constructively discharged within twelve months following a change in control of the Bank or River, the agreement provides for his receipt of a lump-sum payment of an amount equal to the difference between (A) the product of 2.99 times his “base amount” (as defined in Section 280G(b)(3) of the Internal Revenue Code) and (B) the sum of any other parachute payments, as determined under Section 280G(b)(2) of the Internal Revenue Code. If the payments provided for under the agreement, together with any other payments made to Mr. Forrester by the Bank, are determined to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, such payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation that would be paid to Mr. Forrester under the agreement if such agreement were terminated after a change in control of the Bank would be $481,500. River has guaranteed the obligations of the Bank under this employment agreement.

A similar contract has been entered into with Anthony D. Brandon. A third contract, specifying a two-year term, has been entered into with another executive officer of River. The cash compensation which would be paid under these contracts if the affected employees were terminated after a change of control of River without cause by the Bank, or for cause by the employees, would be $469,000.

In addition, benefits are payable to Mr. Forrester under his Salary Continuation Agreement and his deferred compensation agreement in the event of a change in control of the Bank. See “Compensation Discussion and Analysis - Post-Employment Compensation” and “Compensation of Directors.”

Compensation of Directors for 2006

The following table provides information concerning the compensation paid to or earned by the members of River’s Board of Directors other than Matthew P. Forrester for River’s last fiscal year, whether or not deferred.

Name (1)	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation ($)(3)	Total ($)(4)
Robert W. Anger	$17,500	$3,055	$19,656	$40,211
Michael J. Hensley	16,550	2,189	—	18,739
Fred W. Koehler	32,200	6,534	36,095	74,829
Lillian Sue Livers, M.S., R.D.	17,200	—	—	17,300
Charles J. McKay	17,400	1,993	—	19,393

(1)	Information on Mr. Forrester, who is a Named Executive Officer, is included in the Summary Compensation Table.
(2)
This column includes any above-market earnings on deferred compensation to which the directors are entitled under their deferred compensation agreements. Interest accrued at the rate of 10% per annum under these agreements and the applicable market rate of interest was 6.91% for 2006.

(3)	Includes payments made to these directors in 2006 under their deferred compensation agreements.

4)
Mr. Anger had fully exercisable options for 4,812 shares at December 31, 2006, 2,000 of which had an exercise price of $6.99 and 2,812 of which had a price of $7.39. Mr. Koehler held fully exercisable options for 2,000 shares at December 31, 2006 with an option price of $6.99 per share. He exercised those options on February 13, 2007.

   Directors of River are paid directors’ fees of $500 for each meeting attended.

All directors of the Bank are entitled to receive monthly director fees in the amount of $1,000 for their services. Jerry Allen also received $1,000 per month as a Director Emeritus of the Bank which ceased upon his 70th birthday in January 2007. Directors of the Bank also receive fees in the amount of $250 for each special meeting of the Board. Outside directors attending Loan Committee meetings are paid $50 for each such meeting. The Bank also has an Appointed Community Advisory Board consisting of five members of the Clark County, Indiana, area. Those members meet quarterly and are paid $250 per meeting attended. Total fees paid to or deferred by directors, former advisory directors, community advisory members, and Mr. Allen for the year ended December 31, 2006, were $130,400.

The Bank, pursuant to deferred compensation agreements, permits directors and directors emeritus to defer payment of some or all of their monthly directors’ fees or salary for a maximum period of five years. Upon reaching the retirement age specified in their respective joinder agreements, directors who participate in the deferred compensation plan receive fixed monthly payments for a specific period ranging from 60 to 180 months, depending on the director’s election in his joinder agreement, but may also elect to receive their benefits in a lump sum in the event of financial hardship. The agreements also provide for death and disability benefits, and benefits upon a change in control of the Bank. In the event of a change in control, the directors receive their accrued benefit under the plan payable in a lump sum within 30 days of the change in control. If Mr. Forrester had been entitled to a change of control payment under his deferred compensation agreement as of December 31, 2006, he would have received a payment of $99,537 within 30 days following the change in control.

The Bank has purchased paid-up life insurance on the lives of directors and directors emeritus participating in the deferred compensation plan to fund benefits payable thereunder. In addition, the Bank has paid-up life insurance on officers and other management staff. The insurance is provided by Midland National Life Insurance Company. At December 31, 2006, the cash surrender value of the policies was carried on the books of the Bank at approximately $7,221,942. The Bank expensed $3,150 in connection with these agreements for the year ended December 31, 2006.

Transactions With Certain Related Persons

River has adopted a Policy and Procedures With Respect to Related Person Transactions. The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify River’s Chief Financial Officer before entering to transactions or other arrangements with River or any of its affiliates (other than loans subject to Regulation O promulgated by the Board of Governors of the Federal Reserve System) if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to River of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.

All lending decisions above board authorized limits for each loan officer of the Bank are presented to the Loan Committee of the Board of Directors for their approval. Pursuant to standard operating procedures, senior management must approve all extensions of credit to employees of the Bank. Requests above the senior officer authorized limits, and all requests originating from directors of the Bank are presented to the Loan Committee with the applicant removing themselves from the room and active discussion of the request.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. The Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. Loans to directors, executive officers and their associates totaled approximately $923,260, or 3.8% of equity capital at December 31, 2006.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis indicated above. Based on that review and discussion, the Compensation Committee has recommended to River’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into River’s 2006 Annual Report on Form 10-K.

This Report is respectfully submitted by the Compensation Committee of River’s Board of Directors: Robert W. Anger, Michael J. Hensley, Fred W. Koehler, Lillian Sue Livers, and Charles J. McKay.

Audit Committee Report

 The Audit Committee reports as follows with respect to the audit of River’s financial statements for the fiscal year ended December 31, 2006, included in River’s Shareholder Annual Report accompanying this Proxy Statement (“2006 Audited Financial Statements”):

The Committee has reviewed and discussed River’s 2006 Audited Financial Statements with River’s management.

The Committee has discussed with its independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of River’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from River and its related entities) and has discussed with the auditors the auditors’ independence from River. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of River’s 2006 Audited Financial Statements with management and with the independent auditors, the Audit Committee recommended to the Board of Directors that River’s 2006 Audited Financial Statements be included in River’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

This Report is respectfully submitted by the Audit Committee of River’s Board of Directors.

Audit Committee Members

Robert W. Anger
Michael J. Hensley
Lillian Sue Livers
Fred W. Koehler
Charles J. McKay

Accountants

BKD, LLP has served as auditors for River since 2000. A representative of BKD, LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Audit Committee has not yet completed the process of selecting an independent public accounting firm to audit its books, records and accounts for the fiscal year ended December 31, 2007.

Accountant’s Fees

Audit Fees. The firm of BKD, LLP (“BKD”) served as River’s independent public accountants for each of the last two fiscal years ended December 31, 2005 and 2006. The aggregate fees billed by BKD for the audit of River’s financial statements included in its annual report on Form 10-K and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2005 and 2006, were $69,572 and $79,000, respectively.

Audit-Related Fees. BKD billed fees for assurance and related services by BKD that are reasonably related to the audit or review of River’s financial statements and that were not covered by the Audit Fees disclosure above aggregating $920 and $0 for the years ended December 31, 2005 and 2006, respectively.

Tax Fees. The aggregate fees billed in each of fiscal 2005 and 2006 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $17,165 and $12,625, respectively.

All Other Fees. In 2005, all other fees were $1,596 and consisted of $496 for compliance consulting and $1,100 for Section 404 assistance. In 2006, these fees were $10,721 and consisted of $496 for compliance, $9,125 for a cost study relating to the Sellersburg branch of the Bank, and $1,100 for assistance with compliance with responsibility under the Sarbanes Oxley Act of 2002.

Board of Directors Pre-Approval. River’s Audit Committee formally adopted resolutions pre-approving River’s engagement of BKD to act as its independent auditor for the last two fiscal years ended December 31, 2006. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2006. River’s independent auditors performed all work described above with their full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires that River’s officers and directors and persons who own more than 10% of River’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish River with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received, and/or written representations from reporting persons that no Forms 5 were required for those persons, River believes that during the fiscal year ended December 31, 2006, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner, except that Vickie Grimes reported the sale of 200 shares on September 22, 2006, for $18.03 per share about two days late, Deanna Liter reported the sale of 100 shares at $18.03 per share on September 21, 2006, one day late, and Sue Livers reported the acquisition of 100 shares on June 14, 2006, for $18.95 per share, about 9 1/2 weeks late.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of River and included in the Proxy Statement and form of proxy relating to that meeting, River must receive the proposal at its main office no later than 120 days in advance of March 14, 2008.

A shareholder proposal submitted for presentation at the Annual Meeting but not for inclusion in River’s proxy statement and form of proxy, will normally be considered untimely if it is received by River later than 120 days prior to the Annual Meeting. If, however, River provides shareholder less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting (which notice or public disclosure of the date of the meeting shall include the date of the Annual Meeting specified in publicly available By-Laws, if the Annual Meeting is held on such date), a proposal shall be considered untimely if it is received by River later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If River receives notice of the proposal after that time, each proxy that River receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in River’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of River at 430 Clifty Drive, P.O. Box 1590, Madison, Indiana 47250. All shareholder proposals are subject to the requirements of the proxy rules under the Securities Exchange Act of 1934 and River’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

River will bear the cost of solicitation of proxies. River will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of River may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.
By Order of the Board of Directors

Matthew P. Forrester

March 14, 2007

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY RIVER VALLEY BANCORP

ANNUAL MEETING OF SHAREHOLDERS APRIL 18, 2007			For	Withhold
The undersigned hereby appoints Lonnie D. Collins, with full power of substitution, to act as attorney and proxy for the undersigned to vote all shares of common stock of River Valley Bancorp which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 430 Clifty Drive, Madison, Indiana, on Wednesday, April 18, 2007, at 3:00 P.M. local time, and at any and all adjournments thereof, as follows:		1.	The election as director of the nominee listed below: ☐	☐
Charles J. McKay (for a three-year term)

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.
The Board of Directors recommends a vote “FOR” the listed proposition.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please be sure to sign and date this Proxy in the box below.	Date		This proxy may be revoked at any time prior to the voting thereof.
___________________________ Shareholder sign above	___________________________ Co-holder (if any) sign above		The undersigned acknowledges receipt from River Valley Bancorp, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

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é Detach above card, sign, date and mail in postage paid envelope provided. é

RIVER VALLEY BANCORP

Please sign as your name appears on the envelope in which this card was mailed. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.